Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp’s First Fiscal Quarter Earnings Per Share Increases 18%

•	First Fiscal Quarter Net Income Increases 18% to $6.65 Million
•	Return on Average Equity Increases to 15.40%
•	Return on Average Assets Increases to 2.12%
•	Announces 33% Increase in the Quarterly Cash Dividend

HOQUIAM, WA - January 27, 2020 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income increased 18% to $6.65 million for the quarter ended December 31, 2019 from $5.62 million for the quarter one year ago and increased 5% from $6.33 million for the preceding quarter.  Earnings per diluted common share (“EPS”) increased 18% to $0.78 for the current quarter from $0.66 for the quarter one year ago and increased 4% from $0.75 for the preceding quarter.

“We are pleased to report an exceptionally strong first fiscal quarter,” stated Michael Sand, President and CEO.  “Increased operating revenue combined with reduced operating expenses resulted in record net income and earnings per diluted share.  Loan originations increased 25% from last year’s comparable quarter and 37% from the linked quarter with growth particularly strong in the commercial real estate and commercial business loan segments.  Year-over-year, net loans receivable increased 7% in spite of significant loan payoffs encouraged by a persistently low interest rate environment while deposits increased 5%.”

“Data processing expense was significantly lower for the quarter due to the completion of South Sound Bank’s core operating system conversion to Timberland’s Jack Henry platform during the prior quarter.  We are pleased with the positive results brought to Timberland shareholders from the acquisition and full integration of South Sound into Timberland.”

“In consideration of Timberland’s strong and consistent profitability and robust capital position, Timberland’s Board of Directors announced a 33% increase in the quarterly cash dividend to shareholders to $0.20 per common share, payable on February 28, 2020, to shareholders of record on February 14, 2020.”

First Fiscal Quarter 2020 Earnings and Balance Sheet Highlights (at or for the period ended December 31, 2019, compared to December 31, 2018, or September 30, 2019):

   Earnings Highlights:
•	Net income increased 18% to $6.65 million from $5.62 million for the comparable quarter one year ago and increased 5% from $6.33 million for the preceding quarter;
•	Quarterly EPS increased 18% to $0.78 from $0.66 for the comparable quarter one year ago and increased 4% from $0.75 for the preceding quarter;
•	Return on average equity and return on average assets for the current quarter increased to 15.40% and 2.12%, respectively;
•	Net interest margin was 4.43% for the current quarter compared to 4.47% for the comparable quarter one year ago and 4.54% for the preceding quarter; and
•	Efficiency ratio improved to 49.43%.

   Balance Sheet Highlights:
•	Total assets increased 6% year-over-year and 2% from the prior quarter;
•	Total deposits increased 5% year-over-year and 2% from the prior quarter;
•	Net loans receivable increased 7% year-over-year and 3% from the prior quarter; and

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•	Book and tangible book (non-GAAP) values per common share increased to $21.05 and $19.00, respectively, at December 31, 2019.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities) increased 8% to $16.84 million from $15.60 million for the comparable quarter one year ago and increased 1% from $16.72 million for the preceding quarter.

Net interest income decreased 1% to $13.00 million for the current quarter from $13.15 million for the preceding quarter and increased 5% from $12.34 million for the comparable quarter one year ago.  Timberland’s net interest margin (“NIM”) for the current quarter decreased to 4.43% from 4.54% for the preceding quarter and 4.47% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately 13 basis points due to the accretion of $146,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $233,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately eight basis points due to the accretion of $188,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $45,000 of non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased approximately four basis points due to the accretion of $87,000 of the fair value discount on loans acquired in the South Sound Acquisition.

Non-interest income increased 9% to $3.94 million for the current quarter from $3.60 million for the preceding quarter and increased 21% from $3.27 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $394,000 increase in gain on sale of loans, a $78,000 increase in recoveries on investment securities, and smaller increases in several other categories.  These increases were partially offset by a $124,000 decrease in service charges on deposits and smaller decreases in several other categories.  The increase in gain on sale of loans was primarily due to an increase in the dollar amount of fixed rate one- to four-family loans sold, which was largely driven by an increase in refinance activity.  The increase in recoveries on investment securities was primarily due to the payoffs of several investment securities for which other than temporary impairment (“OTTI”) had previously been recorded.  The decrease in service charges on deposits was primarily due to a decrease in overdraft fee income and a change in the timing of service charge billings for commercial accounts, which increased fee income recognized during the preceding quarter.

Total operating expenses for the current quarter decreased 5% to $8.37 million from $8.77 million for the preceding quarter and decreased 2% from $8.56 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to a $456,000 decrease in data processing and telecommunications expenses, an $89,000 net decrease in premises and equipment expenses (including gains on disposition of premises and equipment), and smaller decreases in several other categories.  These decreases were partially offset by a $150,000 increase in salaries and employee benefits and smaller increases in several other categories.  The decrease in data processing and telecommunications expenses was primarily due to a $425,000 reduction in IT conversion related expenses.  The net decrease in premises and equipment related expenses was primarily due to a $99,000 gain on the sale of land acquired in the South Sound Acquisition that had been held for future expansion.  The increase in salaries and employee benefits expense was primarily due to annual salary adjustments in October 2019.  The efficiency ratio improved to 49.43% for the current quarter from 52.39% for the preceding quarter and from 54.85% for the comparable quarter one year ago.

The provision for income taxes for the current quarter increased $75,000 to $1.72 million from $1.64 million for the preceding quarter and increased $282,000 from the comparable quarter one year ago, primarily due to higher income before income taxes.  Timberland’s effective tax rate was 20.5% for the quarter ended December 31, 2019, compared to 20.6% for the quarter ended September 30, 2019 and 20.3% for the quarter ended December 31, 2018.

Balance Sheet Management

Total assets increased $23.41 million, or 2%, during the first quarter of fiscal 2020 to $1.27 billion at December 31, 2019, from $1.25 billion at September 30, 2019.  The increase was primarily due to increases in net loans receivable and investment securities, which were partially offset by a decrease in total cash and cash equivalents.  The increase in total assets was funded primarily by an increase in total deposits and by retained net income.

Net loans receivable increased $26.49 million, or 3%, during the current quarter to $913.15 million at December 31, 2019, from $888.66 million at September 30, 2019.  The increase was primarily due to a $19.91 million increase in commercial real

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estate loans, a $9.03 million increase in commercial business loans, a $2.29 million increase in multi-family mortgage loans, and a $10.05 million decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by an $8.62 million decrease in construction loans, a $3.29 million decrease in one- to four-family mortgage loans, and smaller decreases in several other loan categories.

Loan Portfolio
($ in thousands)

	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$129,373	13%	$132,661	13%	$130,219	14%
Multi-family	78,326	8	76,036	8	72,076	8
Commercial	439,024	44	419,117	42	426,144	44
Construction - custom and
owner/builder	124,530	12	128,848	13	119,214	12
Construction - speculative one-to four-family	18,764	2	16,445	2	17,934	2
Construction - commercial	36,670	4	39,566	4	42,416	4
Construction - multi-family	33,290	3	36,263	4	25,645	3
Construction - land
development	1,656	--	2,404	--	10,578	1
Land	29,419	3	30,770	3	22,734	2
Total mortgage loans	891,052	89	882,110	89	866,960	90

Consumer loans:
Home equity and second
mortgage	39,103	4	40,190	4	40,468	4
Other	4,093	--	4,312	1	4,443	--
Total consumer loans	43,196	4	44,502	5	44,911	4

Commercial business loans	73,790	7	64,764	6	58,202	6
Total loans	1,008,038	100%	991,376	100%	970,073	100%
Less:
Undisbursed portion of
construction loans in
process	(82,172)		(92,226)		(100,595)
Deferred loan origination
fees	(2,834)		(2,798)		(2,875)
Allowance for loan losses	(9,882)		(9,690)		(9,533)
Total loans receivable, net	$913,150		$886,662		$857,070
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $5,420, $6,071, and $2,988 at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

Timberland originated $132.55 million in loans during the quarter ended December 31, 2019, compared to $106.39 million for the comparable quarter one year ago and $96.41 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration (“SBA”) loans.  During the first quarter of fiscal 2020, fixed-rate one- to four-family mortgage loans and SBA loans totaling $34.56 million were sold compared to $16.12 million for the comparable quarter one year ago and $19.77 million for the preceding quarter.

Timberland’s investment securities and CDs held for investment increased $21.22 million, or 16%, to $154.16 million at December 31, 2019, from $132.94 million at September 30, 2019.  The increase was primarily due to the purchase of

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additional agency mortgage-backed investment securities as the Company put a portion of its excess overnight liquidity into higher-earning investment securities during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 21.4% of total liabilities at December 31, 2019, compared to 22.8% at September 30, 2019, and 22.1% one year ago.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$297,676	27%	$296,472	28%	$271,251	26%
NOW checking	303,493	28	297,055	28	286,052	28
Savings	175,610	16	164,506	15	160,673	15
Money market	134,131	13	136,151	13	153,208	15
Money market – reciprocal	8,159	1	8,388	1	9,220	1
Certificates of deposit under $250	133,271	12	133,241	12	129,822	13
Certificates of deposit $250 and over	28,933	3	29,211	3	21,747	2
Certificates of deposit – brokered	3,204	--	3,203	--	3,204	--
Total deposits	$1,084,477	100%	$1,068,227	100%	$1,035,177	100%

Total deposits increased $16.25 million, or 2%, during the current quarter to $1.084 billion at December 31, 2019, from $1.068 billion at September 30, 2019.  The quarterly increase consisted of an $11.10 million increase in savings account balances, a $6.43 million increase in NOW checking account balances, and a $1.20 million increase in non-interest-bearing demand account balances. These increases were partially offset by a $2.25 million decrease in money market account balances and a $247,000 decrease in certificates of deposit account balances.

Shareholders’ Equity

Total shareholders’ equity increased $4.59 million to $175.65 million at December 31, 2019, from $171.07 million at September 30, 2019.  The increase in shareholders’ equity was primarily due to net income of $6.65 million for the quarter, which was partially offset by dividend payments to shareholders of $2.09 million.

Timberland did not repurchase any shares of its common stock during the quarter and had 201,453 shares available to be repurchased on its existing stock repurchase plan at December 31, 2019.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 19.47% and a Tier 1 leverage capital ratio of 12.91% at December 31, 2019.

Asset quality remains strong with a non-performing assets to total assets ratio of 0.39% at December 31, 2019, compared to 0.40% at September 30, 2019 and 0.33% one year ago.

A $200,000 provision for loan losses was made during the quarter ended December 31, 2019, primarily due to loan portfolio growth as net loans receivable increased by $26.49 million during the quarter.  There were net charge-offs of $8,000 for the current quarter compared to net recoveries of $59,000 for the preceding quarter and net recoveries of $3,000 for the comparable quarter one year ago.  The allowance for loan losses to loans receivable decreased to 1.07% at December 31, 2019, from 1.08% at September 30, 2019 and 1.10% at December 31, 2018.  The allowance for loan losses as a percentage of loans receivable is impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $1.24 million at December 31, 2019.  The

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allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Acquisition) was 1.18% (non-GAAP) at December 31, 2019.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $53,000, or 1%, to $3.87 million at December 31, 2019, from $3.93 million at September 30, 2019, and increased $516,000, or 15%, from $3.36 million one year ago.  Non-accrual loans increased $37,000, or 1%, to $3.07 million at December 31, 2019, from $3.03 million at September 30, 2019, and increased $1.48 million, or 93%, from $1.59 million one year ago.

Non-Accrual Loans
($ in thousands)

	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$942	4	$699	3	$509	4
Commercial	736	3	779	2	--	--
Land	198	2	204	2	396	2
Total mortgage loans	1,876	9	1,682	7	905	6

Consumer loans
Home equity and second
mortgage	581	6	603	6	386	6
Consumer	12	1	23	2	--	--
Total consumer loans	593	7	626	8	386	6

Commercial business loans	601	9	725	10	299	6
Total loans	$3,070	25	$3,033	25	$1,590	18

OREO and other repossessed assets decreased 18% to $1.66 million at December 31, 2019, from $2.03 million at December 31, 2018, and decreased 1% from $1.68 million at September 30, 2019.  At December 31, 2019, the OREO and other repossessed asset portfolio consisted of 11 individual land parcels.  During the quarter ended December 31, 2019, there was one OREO property sold for a net gain of $38,000.

OREO and Other Repossessed Assets
($ in thousands)

	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Commercial	$--	--	$25	1	$473	3
Land	1,659	11	1,658	11	1,553	11
Total	$1,659	11	$1,683	12	$2,026	14

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

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($ in thousands)	December 31, 2019	September 30, 2019	December 31, 2018

Shareholders’ equity	$175,653	$171,067	$156,905
Less goodwill and CDI	(17,061)	(17,162)	(16,994)
Tangible common equity	$158,592	$153,905	$139,911

Total assets	$1,270,542	$1,247,132	$1,200,315
Less goodwill and CDI	(17,061)	(17,162)	(16,994)
Tangible assets	$1,253,481	$1,229,970	$1,183,321

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street

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Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2019	2019	2018
Interest and dividend income
Loans receivable	$12,764	$12,670	$11,782
Investment securities	439	350	278
Dividends from mutual funds, FHLB stock and other investments	37	40	39
Interest bearing deposits in banks	951	1,323	1,216
Total interest and dividend income	14,191	14,383	13,315

Interest expense
Deposits	1,189	1,233	971
Total interest expense	1,189	1,233	971
Net interest income	13,002	13,150	12,344

Provision for loan losses	200	--	--
Net interest income after provision for loan losses	12,802	13,150	12,344

Non-interest income
Service charges on deposits	1,200	1,324	1,216
ATM and debit card interchange transaction fees	1,094	1,140	949
Gain on sale of loans, net	953	559	386
Bank owned life insurance (“BOLI”) net earnings	147	139	157
Servicing income on loans sold	51	87	148
Recoveries on investment securities, net	103	25	11
Other	390	323	399
Total non-interest income	3,938	3,597	3,266

Non-interest expense
Salaries and employee benefits	4,722	4,572	4,606
Premises and equipment	894	885	954
Gain on disposition of premises and equipment, net	(99)	(1)	--
Advertising	183	153	191
OREO and other repossessed assets, net	(1)	(26)	50
ATM and debit card processing	440	408	422
Postage and courier	135	135	110
State and local taxes	216	232	196
Professional fees	269	332	265
FDIC insurance (credit)	(27)	(55)	74
Loan administration and foreclosure	89	137	87
Data processing and telecommunications	584	1,040	673
Deposit operations	317	309	294
Amortization of CDI	101	113	109
Other, net	550	539	531
Total non-interest expense, net	8,373	8,773	8,562

Income before income taxes	8,367	7,974	7,048
Provision for income taxes	1,715	1,640	1,433
Net income	$6,652	$6,334	$5,615

Net income per common share:
Basic	$0.80	$0.76	$0.68
Diluted	0.78	0.75	0.66

Weighted average common shares outstanding:
Basic	8,341,470	8,333,812	8,293,212
Diluted	8,475,029	8,468,266	8,457,703

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2019	2019	2018
Assets
Cash and due from financial institutions	$24,322	$25,179	$18,938
Interest-bearing deposits in banks	94,529	117,836	142,805
Total cash and cash equivalents	118,851	143,015	161,743

Certificates of deposit (“CDs”) held for investment, at cost	76,249	78,346	65,830
Investment securities:
Held to maturity, at amortized cost	39,080	31,102	31,950
Available for sale, at fair value	38,826	23,490	3,122
FHLB stock	1,437	1,437	1,395
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	5,420	6,071	2,988

Loans receivable	923,032	896,352	866,603
Less: Allowance for loan losses	(9,882)	(9,690)	(9,533)
Net loans receivable	913,150	886,662	857,070

Premises and equipment, net	22,588	22,830	22,884
OREO and other repossessed assets, net	1,659	1,683	2,026
BOLI	21,152	21,005	22,599
Accrued interest receivable	3,665	3,598	3,497
Goodwill	15,131	15,131	14,620
CDI	1,930	2,031	2,374
Servicing rights, net	2,599	2,408	2,338
Operating lease right-of-use assets	2,823	--	--
Other assets	2,982	5,323	2,879
Total assets	$1,270,542	$1,247,132	$1,200,315

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$297,676	$296,472	$271,251
Deposits: Interest-bearing	786,801	771,755	763,926
Total deposits	1,084,477	1,068,227	1,035,177

Operating lease liabilities	2,823	--	--
Other liabilities and accrued expenses	7,589	7,838	8,233
Total liabilities	1,094,889	1,076,065	1,043,410

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,346,394 shares issued and outstanding – December 31, 2019 8,329,419 shares issued and outstanding – September 30, 2019 8,313,403 shares issued and outstanding – December 31, 2018	43,246	43,030	42,951
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	--	--	(67)
Retained earnings	132,553	127,987	114,166
Accumulated other comprehensive gain (loss)	(146)	50	(145)
Total shareholders’ equity	175,653	171,067	156,905
Total liabilities and shareholders’ equity	$1,270,542	$1,247,132	$1,200,315

Timberland Fiscal Q1 2020 Earnings
January 27, 2020

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2019	2019	2018
PERFORMANCE RATIOS:
Return on average assets (a)	2.12%	2.04%	1.88%
Return on average equity (a)	15.40%	15.07%	14.56%
Net interest margin (a)	4.43%	4.54%	4.47%
Efficiency ratio	49.43%	52.39%	54.85%

	Dec. 31,	Sept. 30,	Dec. 31,
	2019	2019	2018
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,070	$3,033	$1,590
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	254	294	372
OREO and other repossessed assets	1,659	1,683	2,026
Total non-performing assets (b)	$4,983	$5,010	$3,988

Non-performing assets to total assets (b)	0.39%	0.40%	0.33%
Net charge-offs (recoveries) during quarter	$8	$(59)	$(3)
Allowance for loan losses to non-accrual loans	322%	319%	600%
Allowance for loan losses to loans receivable (c)	1.07%	1.08%	1.10%
Troubled debt restructured loans on accrual status (d)	$2,894	$2,903	$2,941

CAPITAL RATIOS:
Tier 1 leverage capital	12.91%	12.65%	11.96%
Tier 1 risk-based capital	18.31%	18.40%	17.26%
Common equity Tier 1 risk-based capital	18.31%	18.40%	17.26%
Total risk-based capital	19.47%	19.57%	18.43%
Tangible common equity to tangible assets (non-GAAP)	12.65%	12.51%	11.82%

BOOK VALUES:
Book value per common share	$21.05	$20.54	$18.87
Tangible book value per common share (e)	19.00	18.48	16.83
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $354, $366 and $308 reported as non-accrual loans at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2020 Earnings
January 27, 2020

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$911,905	5.60%	$891,109	5.69%	$860,639	5.48%
Investment securities and FHLB stock (1)	65,949	2.89	47,660	3.27	34,419	3.68
Interest-bearing deposits in banks and CDs	196,322	1.93	219,567	2.39	210,757	2.29
Total interest-earning assets	1,174,176	4.83	1,158,336	4.97	1,105,815	4.82
Other assets	83,405		83,308		91,142
Total assets	$1,257,581		$1,241,644		$1,196,957

Liabilities and Shareholders’ Equity
NOW checking accounts	$296,402	0.30%	$295,612	0.30%	$281,123	0.26%
Money market accounts	133,755	0.56	147,885	0.70	156,638	0.59
Savings accounts	174,590	0.08	162,654	0.06	160,584	0.07
Certificates of deposit accounts	166,799	1.78	164,530	1.75	155,595	1.33
Total interest-bearing deposits	771,546	0.61	770,681	0.63	753,940	0.51

Total interest-bearing liabilities	771,546	0.61	770,681	0.63	753,940	0.51

Non-interest-bearing demand deposits	305,452		296,741		281,620
Other liabilities	7,825		6,050		7,133
Shareholders’ equity	172,758		168,172		154,264
Total liabilities and shareholders’ equity	$1,257,581		$1,241,644		$1,196,957

Interest rate spread		4.22%		4.34%		4.31%
Net interest margin (2)		4.43%		4.54%		4.47%
Average interest-earning assets to
average interest-bearing liabilities	152.18%		150.30%		146.67%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets